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Exhibit 99(a)(1)(D)

        SEPRACOR INC.

Offer to Purchase for Cash

Any and All of its Outstanding
0% Convertible Senior Subordinated Notes due 2024

CUSIP Nos. 817315AW4 and 817315AV6

THE OFFER AND WITHDRAWAL RIGHTS IN CONNECTION THEREWITH WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MARCH 16, 2009, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

February 17, 2009

To Our Clients:

        Enclosed for your consideration are an Offer to Purchase dated February 17, 2009 (as it may be supplemented or amended, the "Offer to Purchase") and a related form of Letter of Transmittal (as it may be supplemented or amended, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"), relating to the offer by Sepracor Inc., a Delaware corporation ("Sepracor"), to purchase for cash, upon the terms and subject to the conditions set forth in the Offer, any and all of its outstanding 0% Convertible Senior Subordinated Notes due 2024 (the "Notes") at a purchase price equal to $970 per $1,000 principal amount of the Notes (the "Purchase Price"). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

        The maximum aggregate principal amount of Notes that may be purchased in the Offer is $382,450,000 and is referred to as the "Offer Amount" for the Notes. The Offer Amount is 100% of the aggregate outstanding principal amount of the Notes. The Offer is not conditioned on the receipt of financing or any minimum aggregate principal amount of Notes being tendered. The Offer is, however, subject to certain other conditions. See "THE OFFER—Conditions to the Offer" in the Offer to Purchase.

        Only Notes validly tendered and not validly withdrawn will be subject to purchase pursuant to the Offer. You may tender, and Sepracor will only accept, Notes in denominations of $1,000 principal amount and integral multiples thereof. Sepracor will return all Notes not purchased promptly after the Offer is completed or terminated.

        The Offer expires at Midnight, New York City time, at the end of March 16, 2009, unless the Offer is extended or earlier terminated. We call this time and date, as it may be extended, the "Expiration Time." Notes tendered may be withdrawn, pursuant to the terms of the Offer, until the Expiration Time, at which time the withdrawal rights expire, provided, however, that Notes not yet accepted for purchase may be withdrawn at any time after April 13, 2009 (40 business days after commencement of the Offer).

        In all cases, Sepracor will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

        This material relating to the Offer is being forwarded to you as the beneficial owner of Notes carried by us for your account or benefit but not registered in your name. A tender of any Notes may only be made by us as the registered Holder and pursuant to your instructions. Sepracor urges beneficial owners of Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such nominee promptly if they wish to tender Notes pursuant to the Offer. Accordingly, we request instructions as to whether you wish us to tender with respect to any or all of the Notes held by us for your account. We urge you to read carefully the Offer to Purchase, the Letter of Transmittal and the other materials provided herewith before instructing us to tender your Notes.

        Sepracor's Board of Directors has approved the making of the Offer. However, none of Sepracor, its Board of Directors, the Dealer Managers, the Depositary or any of their respective affiliates makes any recommendation to you as to whether you should tender or refrain from tendering your Notes.

        Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time. The Offer and withdrawal rights will expire at Midnight, New York City time, at the end of March 16, 2009, unless the Offer is extended or earlier terminated.

        Tenders of Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Time, or after April 13, 2009 if not yet accepted for purchase, but no consideration shall be payable in respect of the Notes so withdrawn.

        Your attention is directed to the following:

  1.
  The Offer is for all of the Notes that are outstanding, as specified in the Offer to Purchase.

  2.
  If you desire to tender any Notes pursuant to the Offer, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to the Expiration Time.

  3.
  Sepracor's obligation to accept for purchase and pay the Purchase Price for tendered Notes is subject to satisfaction of certain conditions set forth in the Offer to Purchase under the caption "THE OFFER—Conditions to the Offer" in the Offer to Purchase.

  4.
  Tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers or the Depositary or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Notes pursuant to the Offer. A tendering Holder who holds Notes with a broker may be required by the broker to pay a service charge or other fee.

        If you wish to have us tender any or all the Notes held by us for your account or benefit, please so instruct us by timely completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Notes held by us and registered in our name for your account.

INSTRUCTIONS

        AUTHORIZATION TO TENDER—This letter acknowledges receipt of your letter and the enclosed Offer to Purchase dated February 17, 2009 and the related Letter of Transmittal and instructs you to tender the principal amount of the Notes indicated below held by you for the account or benefit of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 17, 2009 and the related Letter of Transmittal.

SEPRACOR INC. 0% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024

Box 1	☐	Please tender ALL my Notes held by you for my account or benefit.
Box 2	☐	Please tender LESS THAN ALL my Notes. I wish to tender $ principal amount of Notes (tenders must be in increments of $1,000 principal amount).
Box 3	☐	Please DO NOT TENDER my Notes held by you for my account or benefit.

PLEASE COMPLETE AND SIGN HERE

Signature:

Name(s)(Please Print):

Address:

City, State, Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security Number:

My Account Number With You:

Date:

3

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  Exhibit 99(a)(1)(D)